UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Preliminary proxy statement

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Definitive proxy statement.

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Definitive additional materials.

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Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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Argo Group Highlights Successful Transformation into a Focused, Pure-Play U.S. Specialty Insurer; Reiterates Commitment to Evaluating Alternatives to Maximize Shareholder Value
Files Definitive Proxy Materials and Mails Letter to Shareholders
Urges Shareholders to Vote the Enclosed BLUE Proxy Card “FOR” All
Argo’s Highly Qualified Director Nominees
HAMILTON, BERMUDA — October 31, 2022 — Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or “the Company”), an underwriter of specialty insurance products, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming annual general meeting of shareholders scheduled for December 15, 2022. Shareholders of record as of October 26, 2022, will be entitled to vote at the meeting.
In conjunction with the filing of the definitive proxy statement, Argo is mailing a letter to Company shareholders. Highlights from the letter include:
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Over the past two years, Argo has streamlined its portfolio to focus on its most profitable business lines.

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Argo has achieved a compounded annual growth rate of 10.9% between 2019 and 2021 for its ongoing businesses.

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The Company has also reduced catastrophe and liability exposure, with catastrophe losses of $2.5 million in the second quarter of fiscal 2022, marking the fifth consecutive quarter of year-over-year improvement and Argo’s lowest level since 2019.

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In the last three months, Argo has announced two major transactions that will result in the transfer of approximately $9541 million in net reserves.

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Argo entered into a Loss Portfolio Transfer with Enstar Group Limited for approximately $746 million.

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The Company entered into an agreement to sell Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield Ltd. for total cash proceeds of approximately $125 million or 1.16x price to tangible book value, subject to closing-related adjustments.

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Argo has successfully re-underwritten its core U.S. specialty business and reduced costs.

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Through Argo’s re-underwriting actions, the core U.S. specialty business has achieved an average combined ratio for ongoing business of 93.0%2, compared to an average combined ratio of 127.9% 3 in its exited businesses.

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Over the last three years, the Company has significantly reduced its expense ratio by 280 basis points to 35.7%.4

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Argo has successfully refreshed its Board and management team.

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Six of Argo’s nine directors have joined the Board since the Company undertook its proactive refreshment program.

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Most recently, Argo appointed to the Board J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest active shareholder at approximately 9.5% of the Company’s outstanding common shares.

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Over the last four years, Argo has added five best-in-class C-suite executives. Together, these highly experienced, industry-respected executives are successfully overseeing the Company’s transformation.

1
At the inception of the contracts.

2
Past three years.

3
Past three years.

4
As of the end of H1 2022.

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Argo is overseeing a robust strategic review process.

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Argo has retained leading independent financial advisor Goldman Sachs & Co. LLC to review, among other things, a potential sale, merger or strategic transaction.

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The Company has been responsive to feedback from potential suitors, resulting in the announcement of the Enstar and Westfield transactions.

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The Board believes it has demonstrated its strong commitment to maximizing shareholder value and will continue to explore strategic alternatives for the benefit of all Argo shareholders.

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Argo’s Board is vastly superior to Capital Returns’ slate.

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Argo’s Nominating and Corporate Governance Committee formally interviewed both Ronald Bobman and David Michelson and concluded that neither candidate offers any incremental skills or experience that would be additive to the current Board.

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It is the view of the entire Board that an exchange for any one of the Board’s existing directors for either of Capital Returns’ nominees would result in a loss of superior talent and experience at a critical juncture for the Company and a degradation in the quality of Board dialogue.

The full text of the letter being mailed to shareholders follows:
PROTECT THE VALUE OF YOUR INVESTMENT: VOTE THE ENCLOSED BLUE PROXY CARD “FOR” ARGO’S HIGHLY QUALIFIED DIRECTOR NOMINEES
October 31, 2022
Dear Fellow Shareholders,
Argo has made significant progress in repositioning the Company under the leadership of your Board of Directors and management team. As a result of these actions, Argo is now a focused pure-play U.S. specialty insurer with over $2 billion in premium and renewed momentum. We are now better positioned to drive our business strategies and evaluate further strategic opportunities to create shareholder value as a streamlined company. Our Board is committed to maximizing shareholder value and is actively exploring strategic alternatives, including a sale of the Company, for the benefit of all Argo shareholders.
We need your support at the Company’s upcoming annual general meeting of shareholders. Despite all of the recent actions to position Argo for success, one of our shareholders, Capital Returns Master, Ltd., has initiated a proxy contest to replace two of Argo’s directors with its own candidates. If successful, we believe this would result in a loss of superior talent and experience on the Board at a critical juncture for the Company and a degradation in the quality of Board dialogue, representing significant risks to your investment.
Argo’s Board and executive leadership have been unified and unwavering in our commitment to acting in the best interests of our shareholders. We encourage you to vote as soon as possible “FOR” ALL seven of Argo’s highly qualified director nominees: Bernard Bailey, Thomas Bradley, Dymphna Lehane, Samuel Liss, Carol McFate, J. Daniel Plants and Al-Noor Ramji. You can vote online, by telephone or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.
ARGO’S BOARD AND MANAGEMENT TEAM HAVE SUCCESSFULLY TRANSFORMED THE COMPANY INTO A FOCUSED PURE-PLAY U.S. SPECIALTY INSURER
We believe Argo’s share price has not reflected the true value of our business. As such, our Board and management team have taken numerous concrete steps to transform many aspects of the franchise, positioning Argo to deliver growth and increased profitability for the benefit of all shareholders. This effort has been further advanced by the Board’s ongoing strategic review process, which is exploring a range of options to maximize value for Argo shareholders, including a potential sale of the Company, with the assistance of leading independent financial and legal advisors.

The transformational steps taken include:
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Streamlining Argo’s portfolio to focus on its most profitable business lines.   Over the past two years, Argo has announced significant divestitures to exit international businesses, including businesses in Italy, Brazil, Malta and most recently the United Kingdom, in order to focus on its most attractive business lines. These divestitures followed a comprehensive analysis of our underwriting results and competitive position in all markets where we operate.

In streamlining our portfolio to focus on our most profitable and scalable businesses, we have achieved a compounded annual growth rate of 10.9% between 2019 and 2021 for our ongoing businesses. We have also reduced catastrophe and liability exposure, with catastrophe losses of $2.5 million in the second quarter of fiscal 2022, marking the fifth consecutive quarter of year-over-year improvement and Argo’s lowest level since 2019. These actions give us confidence in our go-forward business strategy and the long-term potential of Argo’s businesses.
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Undertaking two major strategic transactions.   In the past three months, Argo has announced two major transactions as we explore a range of options to maximize shareholder value. These transactions will result in the transfer of approximately $954 million5 in net reserves:

1)   Argo’s entry into a Loss Portfolio Transfer (LPT) transaction with Enstar Group Limited for ~$746 million. The LPT covers a majority of Argo’s U.S. Casualty insurance reserves, including construction, for accident years 2011 through 2019. This transaction further improves Argo’s regulatory capital position and provides protection against reserve volatility.
2)   Argo’s entry into an agreement to sell Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield Ltd. for total cash proceeds of approximately $125 million or 1.16x price to tangible book value, subject to closing-related adjustments. This transaction further strengthens our gross financial position, simplifies our corporate structure and is expected to drive greater efficiencies by facilitating increased focus on our core U.S. business.
Following the completion of these transactions, Argo will be a focused pure-play U.S. specialty insurer with approximately 99% of ongoing business being U.S.-based risk and with a strengthened and more de-risked balance sheet.
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Re-underwriting core U.S. specialty business.   We continually review all lines of our business and respond to environmental changes in the marketplace, demonstrating our ability to proactively remediate or take underwriting actions. Through our re-underwriting actions, our core U.S. specialty business has achieved an average combined ratio for ongoing business of 93.0%6, compared to an average combined ratio of 127.9%7 in our exited businesses.

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Reducing costs.   Our expense reduction efforts have focused on reductions in headcount, real estate spend and spending on third party suppliers. Through our efforts, over the last three years, we have significantly reduced our expense ratio by 280 basis points to 35.7%.8 In addition, we believe the pending sale of the Company’s Lloyd’s Syndicate 1200, which was accomplished as a direct result of the Company’s ongoing strategic review process that was announced April 2022, will further simplify our business and provide additional opportunities to streamline our operations.

We are steadfast in our commitment to further reduce costs and remain very confident in our ability to continue improving the expense ratio.
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Strengthening the management team.   Over the last four years, Argo has added five best-in-class C-suite executives to oversee its transformation and lead the Company in its next phase of growth as a U.S. specialty insurer. These additions include: recently appointed Chief Executive Officer, Thomas Bradley; Chief Financial Officer, Scott Kirk; General Counsel, Allison Kiene; Chief

5
At the inception of the contracts.

6
Past three years.

7
Past three years.

8
As of the end of H1 2022.

Administrative Officer, Susan Comparato; and President of the U.S. Insurance business, Jessica Snyder. Together, these highly experienced, industry-respected executives are successfully overseeing an expert team with extensive industry knowledge and underwriting talent to provide innovative and customized solutions for our customers.
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Significantly refreshing the Argo Board.   The Board’s current composition reflects its proactive refreshment program and its commitment to selecting diverse directors with deep insurance industry expertise. Six of our nine directors have joined the Board since the Company undertook its repositioning, reflective of a significant transformation and strengthening of independent Board oversight. Our average director tenure is now three years.

Most recently, Argo appointed J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest active shareholder at approximately 9.5% of the Company’s outstanding common shares, as an independent member of the Board and Chairperson of the Strategic Review Committee and a member of the Human Resources Committee. Mr. Plants brings three decades of financial executive and senior advisor experience, a track record of helping companies successfully navigate change and unlock shareholder value and a unique investor perspective. In addition to Mr. Plants, Argo appointed current nominees Bernard Bailey, the Board’s Lead Independent Director, and Carol McFate to its Board in 2020 pursuant to a cooperation agreement by and among the Company, Voce Capital and certain of Voce Capital’s affiliates.
ARGO’S BOARD IS OVERSEEING A ROBUST STRATEGIC REVIEW PROCESS; THE BOARD HAS DEMONSTRATED IT VALUES THE VIEWS OF SHAREHOLDERS AND WILL CONTINUE TO TAKE ACTIONS TO MAXIMIZE VALUE
In keeping with our efforts to improve the Company’s operations and create a more valuable portfolio of business lines, Argo’s Board determined to commence a formal strategic review process at the beginning of 2022. At that time, Argo began working with leading independent financial advisor Goldman Sachs & Co. LLC to review, among other things, a potential sale, merger or strategic transaction. As the Board’s top priority, and in order to inform the marketplace, Argo publicly announced the strategic review on April 28, 2022.
Argo’s financial advisor conducted exhaustive outreach to potential interested parties. During these discussions, it became clear to Argo that it would need to further advance the simplification of its portfolio and exit its international business lines for suitors to seriously consider a potential acquisition or strategic transaction of the Company. Interested parties acknowledged that Argo was in the midst of a transformation and the progress that had been achieved to date in streamlining the portfolio to focus on the Company’s most profitable business lines.
Argo has since executed two strategic transactions. In August, the Company announced its entry into a Loss Portfolio Transfer with Enstar, and in September, Argo announced its entry into an agreement to sell Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield. These transactions will significantly strengthen Argo’s financial position and result in the transfer of approximately $954 million in net reserves. These strategic transactions will also advance the Company’s objective of becoming a pure-play U.S. specialty insurer.
On August 8, 2022, to ensure the perspectives of its shareholders were represented in the boardroom and in its important strategic review process, Argo appointed Mr. Plants, Chief Investment Officer of Argo’s largest active shareholder, as a member of the Board and as Chairperson of the Strategic Review Committee.
On September 7, 2022, to inform the market on the significant progress of the strategic review process to date, Argo provided a detailed public update on the ongoing review, which included a new investor presentation, press release and audio commentary.
Importantly, the Board and management team have taken decisive actions to best position Argo for the future, whether operating as a standalone entity or as part of a larger platform. The Board believes it has demonstrated its commitment to maximizing shareholder value and will continue to explore strategic alternatives for the benefit of all Argo shareholders. While there are no assurances that a transaction will be consummated from the Company’s discussions with interested parties, we remain committed to acting in the best interests of the Company and our shareholders.
YOUR BOARD IS SIGNIFICANTLY REFRESHED, HIGHLY QUALIFIED AND ARGO’S
NOMINEES ARE VASTLY SUPERIOR TO CAPITAL RETURNS’ SLATE
As of the 2022 annual general meeting, the Argo Board will be made up of seven engaged and experienced directors, six of whom are independent and three of whom joined the Board within the past three years. Collectively, the directors bring significant insurance industry expertise, experience across risk management and a track record of leading successful financial operations.
Argo Board of Directors Skills & Experience	Number of Argo Directors
Executive Leadership	7/7
Business Strategy / Operations	7/7
Risk Management	7/7
Industry Knowledge	6/7
International Operations / Global Markets	6/7
Accounting and Finance	5/7
Corporate Governance	5/7
Technology / Cybersecurity	3/7
Investment Management	3/7
Legal / Regulatory	2/7
Your Board actively seeks and carefully evaluates shareholder input on an ongoing basis. We are confident that the perspectives of our shareholders are well represented in the boardroom and are influential voices in important decisions about the Company’s strategy and future.
The Company’s directors up for re-election at the annual general meeting have played essential roles in overseeing Argo’s transformation, and they have the critical expertise needed to continue to oversee the Company’s strategy as a pure-play U.S. specialty insurer. We are confident that their skillsets are superior to those of Capital Returns’ nominees.
Capital Returns is attempting to appoint two of its hand-picked nominees. Our Nominating and Corporate Governance Committee formally interviewed both Ronald Bobman and David Michelson and concluded that neither candidate offers any incremental skills or experience that would be additive to the current Board. Worse, it is the view of the entire Board that an exchange for any one of the Board’s existing directors for either of Capital Returns’ nominees would result in a loss of superior talent and experience at a critical juncture for the Company and a degradation in the quality of Board dialogue.
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Capital Returns’ principal, Mr. Bobman, lacks any public company Board experience.

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The Board has concerns regarding Mr. Michelson’s ability to commit the appropriate time to the Argo Board, given that he currently serves as a director or advisor to at least six other companies.

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Since Capital Returns disclosed its ownership, it has been actively selling shares. Furthermore, Capital Returns has disclosed that Mr. Michelson does not own any shares of Argo.

The Argo Board and management team have engaged extensively with Capital Returns for more than a year in an attempt to foster a constructive dialogue. Most recently, Mr. Bradley and Mr. Kirk met with Mr. Bobman in late September 2022 to provide an update on the ongoing strategic review process and discuss a potential resolution to the proxy contest initiated by Capital Returns. During this meeting, Mr. Bradley and Mr. Kirk reinforced that Argo was actively exploring strategic alternatives, as previously requested by Capital Returns.
However, despite Argo already executing upon the suggestions Capital Returns has previously raised, Capital Returns has insisted on proceeding with a costly proxy contest, and all the while Capital Returns has been selling Argo stock since April 2022. While Argo has moved with speed to best position the Company for long-term success, Capital Returns has failed to present any new ideas with regard to the Company’s strategy or operations that will advance our core objective of maximizing value for shareholders since it filed its preliminary proxy in March 2022.
Given the deep industry expertise and breadth of experience already represented on Argo’s Board, and the deliberate refreshment process the Company has executed, the Argo Board has unanimously determined that Capital Returns’ nominees would NOT add valuable skills or diversity to our Board.
PROTECT THE VALUE OF YOUR INVESTMENT IN ARGO:
VOTE THE BLUE PROXY CARD TODAY
Argo’s Board has positioned the Company for success, overseeing a transformation plan focused on its most profitable growth opportunities and significantly refreshing the Board’s own composition. The Board remains committed to considering all available alternatives for building and delivering value for all shareholders.
We believe that the best way to protect the value of your investment in Argo is to disregard Capital Returns’ campaign. We encourage you to use the enclosed BLUE proxy card to vote today “FOR” Argo’s nominees: Bernard Bailey, Thomas Bradley, Dymphna Lehane, Samuel Liss, Carol McFate, J. Daniel Plants and Al-Noor Ramji.
Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Please disregard any white proxy card you receive from Capital Returns.
We are grateful for your investment in Argo and will continue to work hard on your behalf.
Sincerely,
The Board of Directors of Argo Group
YOUR VOTE IS IMPORTANT!
If you have any questions, or need assistance in voting your shares on the BLUE proxy card, please call our proxy solicitor:
INNISFREE M&A INCORPORATED Shareholders in the U.S. and Canada Call Toll-Free at +1 (877) 750-9496 Banks and Brokers Call Collect +1 (212) 750-5833
ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group and its insurance subsidiaries are rated ‘A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‘A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.
FORWARD-LOOKING STATEMENTS
This press release and any related oral statements may include forward-looking statements that reflect our current views with respect to future events and financial and operational performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “positioning,” “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “confident,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,”

“create,” “maximize,” “guidance,” “objective,” “outcome,” remain optimistic,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track,” “simplifies” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2021, as supplemented in Argo’s subsequent Quarterly Reports on Form 10-Q, and in other filings with the U.S. Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo that Argo’s objectives will be achieved. Argo undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements. Each of the transactions referenced in this press release is subject to risks and uncertainties, including, but not limited to, that the transactions may be unable to be completed because of the failure to obtain required regulatory approvals or satisfy (or obtain waivers of) the closing conditions and uncertainty as to the timing of completion of the transactions.
Contacts
Investors:
Andrew Hersom
Head of Investor Relations
860-970-5845
andrew.hersom@argogroupus.com
Gregory Charpentier
AVP, Investor Relations and Corporate Finance
978-387-4150
gregory.charpentier@argogroupus.com
Media:
David Snowden
Senior Vice President, Group Communications
210-321-2104
david.snowden@argogroupus.com